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                                                                    EXHIBIT 18.1


Time Warner Inc.
1 Time Warner Center
New York, NY 10019

To the Board of Directors of Time Warner Inc.:

Note 1 to the consolidated financial statements of Time Warner Inc. ("the Company" or "Time Warner") included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2006 describes a change in the method of accounting for programming inventory costs at the Home Box Office division from expensing such costs in the fiscal year the program first aired to recognizing programming costs over the life of the license period on a straight-line basis. There are no authoritative criteria for determining a "preferable" program inventory cost expensing method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2005, and therefore we do not express any opinion on any financial statements of Time Warner subsequent to that date.

                                               Very truly yours,

                                               ERNST & YOUNG LLP





New York, New York
May 3, 2006